Exhibit 15.1(a)

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement of Brookfield Property Partners L.P. on Form 20-F of (1) our report dated April 9, 2012 relating to the carve-out financial statements and financial statement schedule of the Commercial Property Operations of Brookfield Asset Management Inc. as at December 31, 2011 and December 31, 2010 and for each of the years in the three-year period ended December 31, 2011, (2) our report dated April 9, 2012 relating to the balance sheet of Brookfield Property Partners Limited as at March 15, 2012, (3) our report dated April 9, 2012 relating to the balance sheet of Brookfield Property Partners L.P. as at March 15, 2012, and (4) our report dated April 9, 2010, except as to Note 8 for the year ended December 31, 2009 for which the date is March 29, 2012, relating to the consolidated statements of operations, comprehensive income and cash flows of TRZ Holdings LLC and Subsidiaries for the year ended December 31, 2009, appearing in this Registration Statement.

We also consent to the reference to us under the heading “Statement By Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

April 12, 2012